Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230 CONTACTS Investors: Alex Miyamoto Under Armour, Inc. Tel: 410.454.6578 Financial Media: Brian Williams MWWGroup@Deutsch Tel: 201.964.2407

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FOURTH QUARTER INCOME FROM OPERATIONS GROWTH

OF 59% ON NET REVENUES GROWTH OF 29%; FULL YEAR INCOME FROM

OPERATIONS GROWTH OF 52% ON NET REVENUES GROWTH OF 41%

•	Fourth Quarter Net Revenues Increased 29.2% to $174.8 Million; Diluted EPS of $0.34

•	Fourth Quarter Income from Operations Increased 59.2% to $28.3 Million; Operating Margin Improved from 13.1% to 16.2%

•	Full Year Net Revenues Increased 40.8% to $606.6 Million, Exceeding the Company’s Previously Provided Outlook; Diluted EPS of $1.05

•	Full Year Income from Operations Increased 51.6% to $86.3 Million, Exceeding the Company’s Previously Provided Outlook; Operating Margin Improved from 13.2% to 14.2%

•	Company Provides 2008 Net Revenues Outlook of $765 Million to $775 Million (+26% to +28% over 2007)

•	Company Provides 2008 Income from Operations Outlook of $108.5 Million to $110.5 Million (+26% to +28% over 2007)

Baltimore, MD (January 31, 2008) – Under Armour, Inc. (NYSE: UA) today announced financial results for the fourth quarter and year ended December 31, 2007. (On January 17, 2008, the Company had announced preliminary financial results for 2007 of approximately $605 million in net revenues and diluted earnings per share in the range of $1.03 to $1.04.)

Net revenues increased 29.2% in the fourth quarter to $174.8 million compared to net revenues of $135.3 million in the fourth quarter of 2006. Fourth quarter net income increased 42.4% to $16.9 million compared to $11.9 million in the same period of 2006. As previously reported, in the fourth quarter of 2006, the Company received a $1.0 million benefit to net income, or $0.02 per diluted share, as a result of the impact of state tax credits. Diluted earnings per share for the fourth quarter of 2007 was $0.34, on weighted average common shares outstanding of 50.0 million compared to $0.24 per share on weighted average common shares outstanding of 49.8 million in the fourth quarter of the prior year.

“Today’s athlete continues to vote for the Under Armour Brand,” stated Kevin A. Plank, Chairman and CEO of Under Armour, Inc. “Our strong performance in the fourth quarter reflects the ongoing demand for our technical performance products by consumers. This momentum drives our top line results, allows us to maintain our status as the premium performance brand and helps deliver the operating leverage we achieved in our business during the quarter.”

Driven by strong growth across Men’s, Women’s, and Youth, apparel net revenues rose 29.5% in the fourth quarter of 2007. Apparel revenues benefited from continuing gains in the Compression and Training categories, while new offerings in the Mountain product category also drove healthy contributions to top line growth.

Income from operations for the quarter totaled $28.3 million, an increase of 59.2% from the $17.7 million reported in the comparable year ago period. Operating margins for the quarter rose 310 basis points to 16.2% compared to 13.1% in the prior year period. Gross margins for the quarter increased 140 basis points to 52.0% compared to 50.6% in the prior year. Selling, general and administrative expenses as a percentage of net revenues decreased 170 basis points to 35.8% in the fourth quarter of 2007 compared to 37.5% in the same period of the prior year. Marketing expense for the fourth quarter was 11.2% of net revenues compared to 12.6% in the prior year.

Review of Full Year Operating Results

Net revenues for the year increased 40.8% to $606.6 million from $430.7 million in 2006, ahead of the Company’s previously provided outlook of $590 million to $600 million. Net income increased 34.8% to $52.6 million compared to $39.0 million in the prior year. As previously reported, in the second half of 2006, the Company received a $3.3 million benefit to net income, or $0.07 per diluted share, as a result of the impact of state tax credits. Diluted earnings per share for the year was $1.05 on weighted average common shares outstanding of 50.0 million compared to $0.79 per share on weighted average common shares outstanding of 49.6 million in 2006.

Apparel revenues grew 37.3% for the full year due to rapid growth across Men’s, Women’s, and Youth. The majority of the growth was fueled by increased penetration of existing product categories such as Compression, Training, and Golf. Footwear revenues for the year increased 52.1%.

Income from operations for 2007 totaled $86.3 million, an increase of 51.6% from the $56.9 million reported in 2006. Operating margins for the year rose 100 basis points to 14.2% compared to 13.2% in the prior year. Gross margins for 2007 increased 20 basis points to 50.3% compared to 50.1% one year ago. Selling, general, and administrative expenses as a percentage of net revenues decreased 80 basis points to 36.1% of net revenues in 2007 compared to 36.9% in the prior year. The Company had previously stated its commitment to a marketing budget of 10% to 12% of net revenues for the full year. Marketing expense for the year was 11.7% of net revenues, an increase over the 11.2% reported for 2006 but within the Company’s targeted range for 2007.

Mr. Plank added, “2007 was a great year for Under Armour. Our ability to execute on our plan resulted in more than 40% growth in the top line. We drove nearly $140 million of growth in our apparel line by focusing on existing product categories and maximizing the productivity of our current distribution, reflecting the continued opportunity that exists in this business alone. Our success with our website as well as our first branded store in Annapolis, Maryland, demonstrates our ability to connect directly with our consumer and helps drive the authenticity of the Brand. We delivered excellent results for the year while making investments in people and key initiatives such as Footwear and International to drive the future growth and expansion of the Under Armour Brand.”

Balance Sheet Highlights

Reflecting the Company’s planned investment in inventory to achieve higher order fulfillment rates on core apparel programs, inventory totaled $166.1 million at December 31, 2007, compared to $81.0 million at the end of 2006. The inventory balance at year-end was in-line with the Company’s previously provided estimate of a 5% to 10% increase from the balance reported at September 30, 2007. Cash and cash equivalents were $40.6 million at December 31, 2007 compared to $70.7 million at the end of 2006 reflecting a planned investment in working capital and other infrastructure investments. The Company had no borrowings outstanding under its $100 million revolving credit facility at December 31, 2007.

Outlook for 2008

The Company has previously stated its long-term growth targets of 20% to 25% for the top and bottom lines. Based on the continued strength of the Brand and its ability to extend product scope and distribution, the Company believes 2008 net revenues and income from operations will exceed the long-term targets.

For 2008, the Company expects annual net revenues in the range of $765 million to $775 million, an increase of 26% to 28% over 2007. The Company expects 2008 income from operations to be in the range of $108.5 million to $110.5 million, an increase of 26% to 28% over 2007. Further, the Company expects an effective tax rate of 41.6% for the full year. The Company anticipates fully diluted weighted average shares outstanding of approximately 50.5 million for 2008.

The Company had previously indicated that marketing expenses in 2008 would increase from the historical 10% to 12% of net revenues to 12% to 13% of net revenues for the full year in support of certain key growth initiatives. Based on the timing of the brand campaign that will be used to support the Company’s Performance Training footwear launch in the second quarter, the Company announced on January 17, 2008 that it would be shifting a substantial portion of its full year marketing spend to the first half of the year. The Company continues to anticipate diluted earnings per share in the range of $0.03 to $0.05 for the first half of 2008.

Mr. Plank concluded, “2008 marks an important milestone in Under Armour’s long-term strategy with the launch of our Performance Training footwear. We are confident in delivering the proper mix of the right product positioning, a great campaign, great retail partners who are excited about the launch, and most importantly, great product that will deliver against the demands of today’s new prototype athlete. This launch, which kicks off this weekend with our 60-second commercial in the highly-anticipated Super Bowl XLII, will further authenticate the Under Armour performance story with athletes and introduce the Under Armour Brand to new consumers, helping drive our revenue growth in 2008 and beyond.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, January 31st, at 8:30 a.m. EST. This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at investor.underarmour.com. The Company’s financial results are also available online at investor.underarmour.com.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; changes in general economic or market conditions; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Year Ended December 31, 2007 and 2006

(Unaudited; in thousands, except per share amounts)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 12/31/07	% of Net Revenues	Quarter Ended 12/31/06	% of Net Revenues	Year Ended 12/31/07	% of Net Revenues	Year Ended 12/31/06	% of Net Revenues
Net revenues	$174,838	100.0%	$135,283	100.0%	$606,561	100.0%	$430,689	100.0%
Cost of goods sold	83,991	48.0%	66,877	49.4%	301,517	49.7%	215,089	49.9%

Gross profit	90,847	52.0%	68,406	50.6%	305,044	50.3%	215,600	50.1%

Operating expenses
Selling, general and administrative expenses	62,593	35.8%	50,661	37.5%	218,779	36.1%	158,682	36.9%

Income from operations	28,254	16.2%	17,745	13.1%	86,265	14.2%	56,918	13.2%
Other income (expense), net	(90)	(0.1)%	752	0.6%	2,778	0.5%	2,169	0.5%

Income before income taxes	28,164	16.1%	18,497	13.7%	89,043	14.7%	59,087	13.7%
Provision for income taxes	11,289	6.4%	6,646	4.9%	36,485	6.0%	20,108	4.6%

Net income	$16,875	9.7%	$11,851	8.8%	$52,558	8.7%	$38,979	9.1%

Net income available per common share
Basic	$0.35		$0.25		$1.09		$0.83
Diluted	$0.34		$0.24		$1.05		$0.79

Weighted average common shares outstanding
Basic	48,307		47,387		48,021		46,983
Diluted	50,049		49,814		49,959		49,587

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 12/31/07	Quarter Ended 12/31/06	% Change	Year Ended 12/31/07	Year Ended 12/31/06	% Change
Men’s	$105,721	$82,061	28.8%	$348,150	$255,681	36.2%
Women’s	33,206	26,109	27.2%	115,867	85,695	35.2%
Youth	13,775	9,750	41.3%	48,596	31,845	52.6%

Apparel	152,702	117,920	29.5%	512,613	373,221	37.3%
Footwear	6,792	9,289	(26.9)%	40,878	26,874	52.1%
Accessories	9,044	3,416	164.8%	29,054	14,897	95.0%

Total net sales	168,538	130,625	29.0%	582,545	414,992	40.4%
Licensing revenues	6,300	4,658	35.3%	24,016	15,697	53.0%

Total net revenues	$174,838	$135,283	29.2%	$606,561	$430,689	40.8%

Under Armour, Inc.

As of December 31, 2007 and December 31, 2006

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 12/31/07	As of 12/31/06
Assets
Cash and cash equivalents	$40,588	$70,655
Accounts receivable, net	93,515	71,867
Inventories	166,082	81,031
Prepaid expenses, income taxes receivable and other current assets	11,642	13,254
Deferred income taxes	10,418	8,145

Total current assets	322,245	244,952
Property and equipment, net	52,332	29,923
Intangible assets, net	6,470	7,875
Deferred income taxes	8,173	5,180
Other non-current assets	1,393	1,438

Total assets	$390,613	$289,368

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$91,123	$68,121
Current maturities of long term debt	4,576	3,442

Total current liabilities	95,699	71,563
Long term debt, net of current maturities	9,756	2,815
Other long term liabilities	4,673	602

Total liabilities	110,128	74,980
Total stockholders’ equity	280,485	214,388

Total liabilities and stockholders’ equity	$390,613	$289,368